Exhibit 99.1

A. H. Belo Corporation Announces Third Quarter 2018 Financial Results

DALLAS - A. H. Belo Corporation (NYSE: AHC) today reported a  third quarter 2018 net loss of $1.0 million,  or $(0.05) per share.  In the third quarter of 2017,  the Company reported net income of $2.6 million, or $0.12 per fully diluted share.

For the third quarter of 2018, on a non-GAAP basis, A. H. Belo reported operating income adjusted for certain items (“adjusted operating income”)  of $2.6 million, a  decrease of $1.6 million, or 39.0 percent, when compared to adjusted operating income of $4.2 million reported for the third quarter of 2017.

Robert W. Decherd, chairman, president and Chief Executive Officer, said, “The forces at work in the newspaper industry continue to affect advertising revenues at The Dallas Morning News. And while circulation levels are fairly stable, the benefits of increased investment in both digital and print circulation are just beginning to be defined. The Management Committee and leaders throughout The Morning News are well along in building the framework for a sustainably profitable newspaper in the digital world, with specific initiatives being developed for 2019 and beyond. I'm convinced that A. H. Belo has the right leadership focusing on the right questions in order to achieve this long-term result.

“Operating results at Belo + Company in the third quarter did not meet expectations, as the replenishment of contracts that terminated at the end of 2017 and early in 2018 moved at a slower pace than anticipated. However, the basic attributes of our digital marketing business continue to be compelling as Belo + Company meets the needs of a very large market comprising companies of $5 million to $100 million in revenue. We are counting on improved results in 2019.

A. H. Belo Corporation Announces Third Quarter 2018 Financial Results

October 30, 2018

“Attention to A. H. Belo's non-core assets continues to be a major priority for the Board of Directors and the Management Committee. We are very pleased to have announced yesterday the sale of the former Dallas Morning News campus for $33 million. The transaction involves capable buyers who are cognizant of the importance of this site. The transaction is scheduled to close on December 28 and the Company expects to realize cash proceeds of approximately $32 million. As a result of previously-discussed tax loss carry-forwards, the proceeds will be tax free; at year-end 2018, A. H. Belo will have cash in excess of $85 million on its balance sheet and no debt.”

Third Quarter Results

Total revenue was $49.1 million in the third quarter of 2018,  a decrease of $11.5 million, or 19.0 percent, when compared to the third quarter of 2017.

Revenue from advertising and marketing services, including print and digital revenues, was $25.3 million in the  third quarter of 2018,  a decrease of $9.6 million, or 27.6 percent, when compared to the third quarter of 2017. The Company adopted the new revenue standard (Topic 606) as of January 1, 2018, which requires revenue to be recorded net for certain transactions where the Company acted as an agent. Prior to adoption, such revenue was generally recorded gross. As a result of adopting this new guidance, advertising and marketing services revenue was reduced by $3.0 million for the three months ended September 30, 2018, with the offsetting change recorded as a reduction to operating expense.

Excluding the impact of the new revenue guidance, advertising and marketing services revenue decreased $6.6 million, or 18.9 percent, when compared to the prior year period. For the third quarter of 2018, total digital and marketing services revenue was 41.6 percent of total advertising and marketing services revenue, up from the 39.3 percent reported in the third quarter of 2017. Total digital and marketing services revenue was 22.5 percent of total

A. H. Belo Corporation Announces Third Quarter 2018 Financial Results

October 30, 2018

Company revenue, flat when compared to the third quarter of 2017.

Circulation revenue was $17.9 million, a decrease of $0.9 million, or 5.0 percent, when compared to the third quarter of 2017. The decline was primarily due to a decrease in home delivery and single copy volumes, partially offset by single copy rate increases. Circulation revenue was also affected by the adoption of the new revenue guidance, including a decline of $0.3 million related to the grace period for home delivery subscriptions where the Company records revenue for newspapers delivered after a subscription expires. Prior to adoption, non-payment of grace was recorded as bad debt to operating expense;  under the new guidance, revenue is directly reduced.

Printing, distribution and other revenue decreased $0.9 million, or 13.8 percent, to  $5.9 million, primarily due to a  $0.4 million decrease in commercial printing revenue and a decrease of $0.2 million related to a discontinued product line.

Total consolidated operating expense in the third quarter of 2018, on a GAAP basis, was $50.4 million, a decrease of $10.2 million, or 16.8 percent, compared to the third quarter of 2017.  Excluding the expense decrease related to the adoption of the new revenue guidance, consolidated operating expense decreased $6.9 million, or 11.4 percent, when compared to the prior year period. The improvement was primarily due to decreases of $3.5 million in employee compensation and benefits expense, $1.8 million in distribution expense,  $0.4 million in advertising and promotion expense, and $0.2 million in legal fees.

In the third quarter of 2018, on a non-GAAP basis, total consolidated operating expense adjusted for certain items (“adjusted operating expense”) was  $49.8 million, an improvement of $6.6 million, or 11.7 percent, compared to $56.4 million of adjusted operating expense reported in the third quarter of 2017. The improvement is primarily due to expense decreases in employee compensation and benefits,  distribution,  advertising and promotion, and legal fees.

A. H. Belo Corporation Announces Third Quarter 2018 Financial Results

October 30, 2018

Non-GAAP Financial Measures

Reconciliations of operating income (loss) to adjusted operating income, total net operating revenue to adjusted operating revenue, and total operating costs and expense to adjusted operating expense are included in the exhibits to this release.

A. H. Belo Corporation Announces Third Quarter 2018 Financial Results

October 30, 2018

Financial Results Conference Call

A. H. Belo Corporation will conduct a conference call on Wednesday,  October 31, 2018, at 9:00 a.m. CDT to discuss financial results. The conference call will be available via webcast by accessing the Company’s website at www.ahbelo.com/invest.  An archive of the webcast will be available at www.ahbelo.com in the Investor Relations section.

To access the listen-only conference call, dial 1-866-233-3843 (USA) or 651-291-5254 (International). A replay line will be available at 1-800-475-6701 (USA) or 320-365-3844 (International) from 11:00 a.m. CDT on October 31,  2018 until 11:59 p.m. CST on November 7,  2018. The access code for the replay is 455876.

A. H. Belo Corporation Announces Third Quarter 2018 Financial Results

October 30, 2018

About A. H. Belo Corporation

A. H. Belo Corporation is the leading local news and information publishing company in Texas with commercial printing, distribution and direct mail capabilities, as well as a presence in emerging media and digital marketing. While focusing on extending the Company’s media platforms,  A. H. Belo delivers news and information in innovative ways to a broad spectrum of audiences with diverse interests and lifestyles. For additional information, visit www.ahbelo.com or email invest@ahbelo.com.

Statements in this communication concerning A. H. Belo Corporation’s business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, dispositions, impairments, business initiatives, acquisitions, pension plan contributions and obligations, real estate sales, working capital, future financings and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements. Such risks, trends and uncertainties are, in most instances, beyond the Company’s control, and include changes in advertising demand and other economic conditions; consumers’ tastes; newsprint prices; program costs; labor relations; technology obsolescence; as well as other risks described in the Company’s Annual Report on Form 10-K and in the Company’s other public disclosures and filings with the Securities and Exchange Commission. Forward-looking statements, which are as of the date of this filing, are not updated to reflect events or circumstances after the date of the statement.

A. H. Belo Corporation and Subsidiaries

Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
In thousands, except share and per share amounts (unaudited)	2018	2017	2018	2017
Net Operating Revenue:
Advertising and marketing services	$25,260	$34,875	$77,398	$106,101
Circulation	17,896	18,845	53,564	57,099
Printing, distribution and other	5,896	6,839	18,712	21,349
Total net operating revenue	49,052	60,559	149,674	184,549
Operating Costs and Expense:
Employee compensation and benefits	21,174	24,642	67,375	79,088
Other production, distribution and operating costs	20,939	27,460	66,786	85,522
Newsprint, ink and other supplies	5,528	5,648	16,300	17,542
Depreciation	2,514	2,607	7,522	7,840
Amortization	199	200	599	599
Asset impairments	—	—	(22)	228
Total operating costs and expense	50,354	60,557	158,560	190,819
Operating income (loss)	(1,302)	2	(8,886)	(6,270)
Other income, net	862	2,588	2,641	3,876
Income (Loss) Before Income Taxes	(440)	2,590	(6,245)	(2,394)
Income tax provision (benefit)	596	10	(661)	261
Net Income (Loss)	$(1,036)	$2,580	$(5,584)	$(2,655)

Per Share Basis
Net income (loss)
Basic and diluted	$(0.05)	$0.12	$(0.26)	$(0.13)
Number of common shares used in the per share calculation:
Basic	21,709,557	21,753,166	21,761,110	21,729,212
Diluted	21,709,557	21,754,627	21,761,110	21,729,212

A. H. Belo Corporation and Subsidiaries

Consolidated Balance Sheets

	September 30,	December 31,
In thousands (unaudited)	2018	2017
Assets
Current assets:
Cash and cash equivalents	$58,471	$57,660
Accounts receivable, net	19,759	26,740
Assets held for sale	1,089	1,089
Other current assets	10,824	16,905
Total current assets	90,143	102,394
Property, plant and equipment, net	27,294	31,706
Intangible assets, net	3,474	4,073
Goodwill	13,973	13,973
Deferred income taxes, net	6,679	5,355
Other assets	4,123	5,347
Total assets	$145,686	$162,848
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$7,064	$10,303
Accrued compensation and other current liabilities	12,042	12,518
Advance subscription payments	11,095	11,670
Total current liabilities	30,201	34,491
Long-term pension liabilities	19,746	23,038
Other liabilities	8,698	7,620
Total liabilities	58,645	65,149
Total shareholders' equity	87,041	97,699
Total liabilities and shareholders’ equity	$145,686	$162,848

A. H. Belo Corporation - Non-GAAP Financial Measures

Reconciliation of Operating Income (Loss) to Adjusted Operating Income

	Three Months Ended September 30,		Nine Months Ended September 30,
In thousands (unaudited)	2018	2017	2018	2017
Total net operating revenue	$49,052	$60,559	$149,674	$184,549
Total operating costs and expense	50,354	60,557	158,560	190,819
Operating Income (Loss)	$(1,302)	$2	$(8,886)	$(6,270)

Total net operating revenue	$49,052	$60,559	$149,674	$184,549
Addback:
Advertising contra revenue	3,018	—	8,777	—
Circulation contra revenue	262	—	789	—
Adjusted Operating Revenue	$52,332	$60,559	$159,240	$184,549

Total operating costs and expense	$50,354	$60,557	$158,560	$190,819
Addback:
Advertising contra expense	3,018	—	8,777	—
Circulation contra expense	262	—	789	—
Pension and post-employment expense (benefit)	(930)	5,051	(2,791)	3,333
Less:
Depreciation	2,514	2,607	7,522	7,840
Amortization	199	200	599	599
Severance expense	222	531	756	1,175
Pension plan settlement loss	—	5,911	—	5,911
Asset impairments	—	—	(22)	228
Adjusted Operating Expense	$49,769	$56,359	$156,480	$178,399

Adjusted operating revenue	$52,332	$60,559	$159,240	$184,549
Adjusted operating expense	49,769	56,359	156,480	178,399
Adjusted Operating Income	$2,563	$4,200	$2,760	$6,150

The Company adopted the new revenue guidance (Topic 606)  using the modified retrospective approach as of January 1, 2018. Results for reporting periods beginning after January 1, 2018, are presented in accordance with the new guidance, while prior period amounts are not restated. While the Company adjusts operating revenue and expense, for comparative purposes, these adjustments have no effect on adjusted operating income (loss). In addition, the Company adopted the new retirement benefits guidance (Topic 715) as of January 1, 2018, which requires net periodic pension and other post-employment expense (benefit) to be included in non-operating income (expense). As a result of adopting this guidance, total operating costs and expense increased $930 and $2,791 for the three and nine months ended September 30, 2018, respectively, and expense decreased $5,051 and $3,333 for the three and nine months ended September 30, 2017, respectively. In the third quarter of 2017, the Company completed a de-risking transaction to reduce the Company’s pension liability, which resulted in a charge to pension expense of $5,911.

The Company calculates adjusted operating income (loss) by adjusting operating income (loss) to include pension and post-employment expense (benefit) and exclude depreciation,  amortization, severance expense, pension plan settlement loss and asset impairments (“adjusted operating income (loss)”). The Company believes that inclusion of certain noncash expenses and other items in the results makes for more difficult comparisons between years and with peer group companies. Adjusted operating income (loss) is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Management uses adjusted operating income (loss) and similar measures in internal analyses as supplemental measures of the Company’s financial performance, and for performance comparisons against its peer group of companies. Management uses this non-GAAP financial measure for the purposes of evaluating consolidated Company performance. The Company therefore believes that the non-GAAP measure presented provides useful information to investors by allowing them to view the Company’s business through the eyes of management and the Board of Directors, facilitating comparison of results across historical periods and providing a focus on the underlying ongoing operating performance of its business. Adjusted operating income (loss) should not be considered in isolation or as a substitute for net income (loss), cash flows provided by (used for) operating activities or other comparable measures prepared in accordance with GAAP. Additionally, this non-GAAP measure may not be comparable to similarly-titled measures of other companies.